STRATEGIC ACCELERATED REDEMPTION SECURITIES®	Filed Pursuant to Rule 433 Registration No. 333-234425
Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF
Issuer
BofA Finance LLC (“BofA Finance”)
Guarantor
Bank of America Corporation (“BAC”)
Principal Amount
$10.00 per unit
Term
Approximately three years, if not called on the first or second observation dates
Market Measure
The SPDR® S&P® Biotech ETF (Bloomberg symbol: “XBI”)
Automatic Call
Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is greater than or equal to the Starting Value
Observation Level
The closing level of the Market Measure on any Observation Date
Observation Dates
Approximately one, two and three years after the pricing date
Call Amounts
In the event of an automatic call, the amount payable per unit will be:
    ■
            [$11.15 to $11.25] if called on the first Observation Date
    ■
            [$12.30 to $12.50] if called on the second Observation Date
    ■
            [$13.45 to $13.75] if called on the final Observation Date; each to be determined on the pricing date.
Payout Profile at Maturity
If not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Threshold Value
100% of the Starting Value
Interest Payments
None
Preliminary Offering Documents
https://www.sec.gov/Archives/edgar/data/0000070858/000148105722000939/bofa-31835_424b2.htm
Exchange Listing
No
You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
●
There are liquidity and management risks associated with the Underlying Fund.
●
All of the securities held by the Underlying Fund are concentrated in one industry.
●
The notes will be subject to risks associated with small-capitalization or mid-capitalization companies.
●
The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility.
●
The sponsor of the Underlying Index may adjust such Underlying Index in a way that affects its level, and has no obligation to consider your interests.
●
The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.
●
The stocks held by the Underlying Fund are concentrated in one sector.
●
Adverse conditions in the biotechnology sector may reduce your return on the Notes.
●
The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility.
●
The anti-dilution adjustments will be limited.
●
The sponsor or investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that affects its prices, and the sponsor or investment advisor has no obligation to consider your interests.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.